Exhibit 99.1

REDWOOD TRUST ANNOUNCES FIRST QUARTER 2026 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared first quarter 2026 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a first quarter 2026 regular common stock dividend of $0.18 per share, unchanged from the fourth quarter of 2025. This marks the Company’s 107th consecutive quarterly common dividend. The first quarter 2026 common stock dividend is payable on March 31, 2026 to stockholders of record on March 24, 2026.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the first quarter of 2026 of $0.625 per share. Dividends for the Series A are payable on April 15, 2026 to stockholders of record on April 1, 2026.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. In addition, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz

Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com